                                  SERVICE AGREEMENT

     THIS AGREEMENT, made this ______ day of ___________, 1987, by and between MIMLIC Asset Management Company, a Minnesota corporation registered as an investment adviser under the Investment Advisers Act of 1940 ("MIMLIC"), and Wilshire Associates, a California general partnership registered as an investment adviser under the Investment Advisers Act of 1940 ("Wilshire").

     WHEREAS, MIMLIC is the investment adviser to MIMLIC Series Fund, Inc. (the "Fund"), an open-end diversified management investment company organized as a series fund and registered under the Investment Company Act of 1940, as amended, and to its portfolios, including the Index Portfolio (the "Portfolio"); and

     WHEREAS, MIMLIC is also the investment adviser to an unregistered separate account (the "Separate Account") of The Minnesota Mutual Life Insurance Company; and

     WHEREAS, both the Portfolio and the Separate Account seek investment results that correspond generally to the price and yield performance of the common stocks included in the Standard & Poors Corporation 500 Composite Stock Price Index (the "Index"); and

     WHEREAS, Wilshire has developed an Index Fund Management Service (the "Service"), a proprietary computer software program which provides an operating system for tracking the Index and for rebalancing accounts seeking to track the Index; and

     WHEREAS, MIMLIC desires to make use of the Service in connections with its management of the Portfolio and Separate Account, and Wilshire desires to provide the Service;

     NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1. As frequently as it may deem appropriate, MIMLIC shall supply to Wilshire date relating to (i) the current cash position, including cash needs resulting from unusual redemption requests, of each of the Portfolio and the Separate Account, (ii) securities purchases and sales in each of the Portfolio and the Separate Account since the last date on which similar data was provided, and (iii) such other data as Wilshire may require for the operation of the Service.

     2. In conformity with the investment objective of the Portfolio and Separate Account to seek investment results which correspond generally to the price and yield performance of the common stocks included in the Index, Wilshire shall promptly input to the Service the data provided by MIMLIC and shall then supply to MIMLIC the output generated by the Service for each of the Portfolio and the Separate Account. The output, generally consisting of a revised model portfolio and identification of recommended changes in portfolio securities of the Portfolio and Separate Account consistent with the stated investment objective and the data supplied by MIMLIC, shall be promptly transmitted to MIMLIC in written or printed form, or by telephone when requested by MIMLIC.
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     3.   It shall be solely within the discretion of MIMLIC whether to rebalance either the Portfolio or the Separate Account in accordance with the output generated by the Service, and, if so, whether in whole or in part.

     4. In payment for the services to be rendered by Wilshire hereunder, MIMLIC shall pay to Wilshire as full compensation for all services hereunder a fee computed at an annual rate equal to the greater of:

          (i)  $10,000; or

          (ii) .10 of 1% on first $50 million*
               .04 of 1% on next $50 million*
               .02 of 1% on next $400 million*
               .01 of 1% over $500 million*

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          * of aggregate total assets in the Portfolio and the Separate Account.

     Such fee shall be payable quarterly in arrears on the first day of January, April, July and October, respectively, and, when computed under paragraph 4(ii), shall be based upon aggregate total assets in the Portfolio and the Separate Account as of the last day of the preceding month as determined by the custodian(s) of the Portfolio and Separate Account.

     With respect to fees payable under this paragraph for less than a full calendar quarter (i.e., in the event that services commence or are terminated other than on the first day or last day, respectively, of a calendar quarter), and such fees shall be appropriately pro-rated.

     In the event of termination of this Agreement by MIMLIC, if the aggregate fee for Service under this Agreement calculated as set forth above (hereinafter referred to as the "Aggregate Fee") is less than $10,000, then MIMLIC shall pay to Wilshire as part of the final quarterly payment an amount equal to the difference between $10,000 and the Aggregate Fee.

     5. MIMLIC shall have the option to make use of the Service in connection with additional accounts which it may manage and which seek to track the Index. MIMLIC shall provide written notice to Wilshire of its intention to make use of the Service in connection with any such additional accounts. In the event that MIMLIC shall exercise this option, the compensation payable pursuant to paragraph 4(ii) shall be based upon the aggregate total assets of the Portfolio, the Separate Account and any such additional accounts, and all provisions of the Agreement applicable to the Portfolio and Separate Account shall also be applicable to any such new accounts unless MIMLIC and Wilshire shall otherwise agree in writing. For the purpose of fee calculation, the value of the aggregate total assets of such new accounts shall be determined by the custodian(s) therefore.

     6. Except as provided in paragraph 4, each party shall pay all expenses incurred by it in connection with its activities hereunder.


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     7.   Wilshire shall not be liable for any error of judgment or mistake of law or for any loss (including loss due to negligence) suffered by MIMLIC or the Portfolio or Separate Account, or any additional accounts described in paragraph 5, in connection with the subject matter of this Agreement unless such loss arises from lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, Wilshire against any liability to which Wilshire would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder.

     8. MIMLIC understands that Wilshire now acts, will continue to act, or may act in the future, as provider of similar services to fiduciary and other managed accounts, including other investment companies, and MIMLIC has no objection to Wilshire so acting, provided that Wilshire duly performs all obligations under this Agreement.

     9. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of Wilshire, or the right of any of its partners or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar of dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

     10. This Agreement may be terminated at any time without payment of penalty (i) by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Portfolio on not less than sixty days' prior written notice, (ii) by MIMLIC at any time upon not less than sixty day's prior written notice to Wilshire, or (iii) by Wilshire after the first year of Service hereunder upon not less than sixty days' prior written notice to MIMLIC. Except as provided below, this Agreement will terminate automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement between the Fund and MIMLIC. The terms "assignment" and "vote of majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940.

     Wilshire may assign or transfer its rights and obligations under this Agreement without further documentation or other action to Wilshire Asset Management, a general partnership which may be formed under the laws of the State of California, provided that the partners and employees of Wilshire Asset Management shall execute and deliver to MIMLIC an agreement with MIMLIC in all substantive respects identical to this Agreement, and shall be registered as an investment adviser under the Investment Advisers Act of 1940, and shall meet all of the qualifications of Wilshire Associates as described herein.

     After the first year of Service hereunder, Wilshire may change the fee for the Service upon not less than ninety days' prior written notice to MIMLIC.

     11. Except as otherwise provided by law or as may be necessary to effect the purpose and intent of this Agreement, all information provided to MIMLIC by Wilshire hereunder shall be held as confidential by MIMLIC, and all recommendations, advice, or other work product of MIMLIC's developed under the terms of this Agreement and disclosed to Wilshire shall be held as confidential by Wilshire.


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     12.  Wilshire shall not be obligated to provide any services under this
Agreement other than the services specifically provided for herein.

     13. Wilshire, as a general partnership formed under the laws of the State of California, agrees to notify MIMLIC within a reasonable period of time of any changes in the partners of the partnership.

     14. This Agreement shall be construed and enforced in accordance with an governed by the laws of the State of Minnesota.

     15. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address: MIMLIC and the Fund at 400 North Robert Street, St. Paul, Minnesota 55101-2098, and Wilshire at 1299 Ocean Avenue, Santa Monica, California 90401.



     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                                             MIMLIC ASSET MANAGEMENT COMPANY



                                             By
                                               -----------------------------
                                             Name
                                                 ---------------------------
                                             Title
                                                  --------------------------



                                             WILSHIRE ASSOCIATES



                                             By
                                               -----------------------------
                                             Name
                                                 ---------------------------
                                             Title
                                                  --------------------------


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